PROSPECTUS ADDENDUM (to Prospectus Supplement dated June 5, 2003 and Prospectus dated January 13, 2009)

$500,000,000
UBS Preferred Funding Trust II
7.247% Noncumulative Trust Preferred Securities
representing a corresponding amount of
7.247% Noncumulative Company Preferred Securities
of
UBS Preferred Funding Company LLC II
Guaranteed on a subordinated basis by
UBS AG
CUSIP No.: 90262WAA1

The initial offering of your securities took place on June 21, 2001. We delivered the original prospectus dated June 21, 2001 relating to your securities and a prospectus supplement dated June 5, 2003.

We have now prepared a new “base” prospectus dated January 13, 2009. This new base prospectus replaces the prospectus dated June 21, 2001. However, since the terms of your securities have remained the same, we are continuing to use the original prospectus dated June 21, 2001 and the related prospectus supplement dated June 5, 2003.

As a result, you should read the original prospectus dated June 21, 2001 for your securities and the related prospectus supplement dated June 5, 2003, which gives the specific terms of your securities, together with the new base prospectus dated January 13, 2009. When you read these documents, please note that all references in the prospectus supplement dated June 5, 2003 to the prospectus dated June 21, 2001 should refer instead to the new base prospectus dated January 13, 2009.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. and other affiliates of UBS AG may use this prospectus addendum, together with the prospectus dated June 21, 2001, the prospectus supplements dated June 5, 2003 and the new base prospectus, in connection with offers and sales of the noncumulative trust preferred securities in market-making transactions. Please see “Plan of Distribution” in the new base prospectus dated January 13, 2009.

UBS Investment Bank	UBS Financial Services Inc.

Prospectus Addendum dated January 13, 2009